Exhibit 99

                                    DRAFT #2
                             CYBE 3Q03 EARNINGS LIST
                           BLAST DISTRIBUTION VERSION
================================================================================

HOLD FOR RELEASE UNTIL:
4:00 PM EASTERN
OCTOBER 30, 2003

        CYBEROPTICS REPORTS SIGNIFICANTLY IMPROVED THIRD QUARTER REVENUES

OCTOBER 30, 2003--MINNEAPOLIS, MN--CyberOptics Corporation (Nasdaq NMS: CYBE) today reported consolidated revenues of $10,514,000 for the third quarter of 2003 ended September 30, an increase of 41% from $7,476,000 in the year-earlier period and also up 40% from $7,508,000 in this year's second quarter.

CyberOptics reported a net loss of $793,000 or $0.10 per diluted share in the third quarter of 2003, compared to the net loss of $5,395,000 or $0.66 per diluted share in last year's third quarter, which included a $4,076,000 non-cash charge to establish a valuation allowance against deferred tax assets. CyberOptics reported a net loss of $1,258,000 or $0.15 per diluted share in this year's second quarter.

Earnings for this year's third quarter were affected by:

         o A restructuring charge of $463,000 related to a previously-reported strategic initiative that included downsizing direct sales and marketing resources in North America and Europe to fund investment in CyberOptics growing Asian operation, as well as the intended consolidation of U.K. R&D operations into CyberOptics' Minneapolis headquarters. The annualized savings from these actions, which will be fully realized in early 2004, are estimated at $3.0 million.

         o A charge of $632,000 related to accelerating the amortization of intangible assets associated with several general purpose sensor products that are not a strategic fit with CyberOptics' long-term plans.

Kathleen P. Iverson, president and chief executive officer, commented: "The strong improvement in our third quarter operating results reflects the continued strengthening of the global electronics market and our ability to meet customer demand with new and improved products. Sales to our largest European sensor customer for new-generation LaserAlign sensors increased in the third quarter to support the introduction of a new robotic assembly platform. In addition, sales of electronic assembly sensors to our largest Japanese customer remained robust during this period due to growing demand for automated assembly equipment used for producing surface mount circuit boards. Sales of solder paste inspection systems also grew substantially in this year's third quarter, paced by orders for 18 SE 300 systems from our largest end-user customer in China that needed to significantly expand production capacity."

Iverson continued: "We are more confident today than we were three months ago about the overall course of the electronics marketplace, making us believe that CyberOptics' future performance should continue strengthening on a year-over-year basis. Sales of electronic assembly sensors are expected to be at or above the strong third quarter level. Due to its project nature, our systems business enjoys less visibility than our sensor operation, and no large system order on the scale of the one previously-mentioned is currently expected in the fourth quarter. Reflecting these factors, we are forecasting fourth quarter sales of $9.5 to $10.0 million. We expect to incur a fourth quarter charge of approximately $300,000, related primarily to the closing of our U.K. facility. As a result, we currently expect to be approaching or at breakeven in the fourth quarter."

Reflecting the ongoing migration of electronics production to Asia, and particularly China, CyberOptics plans to continue investing in its growing Asian operation. The Company plans to establish a sales office in China in early 2004. In the meantime, sales staff will be added to the Singapore office to support anticipated growth in the Chinese market.

Sales of electronic assembly sensors to OEMs of robotic assembly equipment increased 77% in the third quarter from the year-earlier level and by 22% from this year's second quarter. Sales of end-user inspection systems, including solder paste inspection and AOI systems, increased 50% in this year's third quarter from the prior year's level and also were up 97% from this year's second quarter. Sales of semiconductor products, principally wafer mapping sensors for OEMs of wafer-handling equipment and frame grabber products, declined by 29% in the third quarter from the year-earlier level and by 14% from the level posted in this year's second quarter.

CyberOptics' net loss for 2003 also reflects the absence of an income tax benefit for the third quarter and nine months ended September 30, 2003. As previously reported, CyberOptics will not record any income tax benefits until its valuation allowance on deferred taxes is eliminated.

Cash and marketable securities increased to $23,204,000 from $21,818,000 at December 31, 2002 and $19,868,000 at the end of this year's second quarter. The third quarter increase was due primarily to income tax refunds received during the third quarter.

ABOUT CYBEROPTICS
CyberOptics Corporation, a recognized worldwide leader in optical technology, designs and manufactures a growing range of yield and through-put enhancement tools for the SMT electronic assembly equipment and semiconductor fabrication equipment markets.

================================================================================
Statements regarding the Company's anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries, the level of orders from our OEM customers, the timing and commercial success of new product introductions, the effect of world events on our sales, including the impact of SARS on the Asian electronic market, the majority of which are from foreign customers, product introductions and pricing by our competitors, and other factors set forth in the Company's filings with the Securities and Exchange Commission
================================================================================

                               #      #      #

For additional information, contact:
------------------------------------
Scott Larson, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
612/338-0810

================================================================================
                    THIRD QUARTER CONFERENCE CALL AND REPLAY
CyberOptics will review its third quarter operating results in a conference call at 4:30 pm Eastern today. To participate, call 1-800-218-9073 about 10 minutes before the starting time and ask for the CyberOptics conference call. A replay of the conference call will be available through November 6 by dialing 303-590-3000 and providing the 555199 confirmation code. Investors also can listen to this conference call at www.cyberoptics.com (Company Information). Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software.

CYBEROPTICS CORPORATION



CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

                                                          Three Months Ended Sept. 30,       Nine Months Ended Sept. 30,
                                                                     2003         2002               2003           2002
------------------------------------------------------------------------------------------------------------------------
Revenue                                                           $10,514       $7,476            $24,447        $17,920
Cost of revenue                                                     5,100        4,163             12,306         10,868
------------------------------------------------------------------------------------------------------------------------
                Gross margin                                        5,414        3,313             12,141          7,052
Research and development expenses                                   1,723        1,725              5,323          6,300
Selling, general and administrative expenses                        3,139        3,028              8,807         10,292
Restructuring and severance costs                                     463           --                633          1,647
Gain from technology transfer and license                              --           --               (645)            --
Amortization of intangibles                                           913          281              1,474            843
------------------------------------------------------------------------------------------------------------------------
                Loss from operations                                 (824)      (1,721)            (3,451)       (12,030)
Interest income and other                                              44         (343)               120           (508)
------------------------------------------------------------------------------------------------------------------------
                Loss before income taxes                             (780)      (2,064)            (3,331)       (12,538)
Provision (benefit) for income taxes                                   13        3,331                202           (649)
------------------------------------------------------------------------------------------------------------------------
                Net loss                                            ($793)     ($5,395)           ($3,533)      ($11,889)
========================================================================================================================
Net loss per share - Basic                                         ($0.10)      ($0.66)            ($0.43)        ($1.46)
Net loss per share - Diluted                                       ($0.10)      ($0.66)            ($0.43)        ($1.46)
========================================================================================================================
Weighted average shares outstanding - Basic                         8,232        8,195              8,207          8,155
Weighted average shares outstanding - Diluted                       8,232        8,195              8,207          8,155
========================================================================================================================


CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                         SEPT. 30, 2003    DEC. 31, 2002
                                                                                            (UNAUDITED)
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                                       $10,386          $11,009
Marketable securities                                                                             6,403            4,086
Accounts receivable, net                                                                          6,930            3,836
Inventories                                                                                       4,747            7,065
Income tax receivable                                                                                --            2,560
Other current assets                                                                                559              577
------------------------------------------------------------------------------------------------------------------------
                Total current assets                                                             29,025           29,133

Marketable securities                                                                             6,415            5,723
Intangible and other assets, net                                                                  9,008           10,717
Fixed assets, net                                                                                 1,512            2,354
------------------------------------------------------------------------------------------------------------------------
                Total assets                                                                    $45,960          $47,927
========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                                                                 $2,119           $1,251
Accrued expenses                                                                                  3,039            2,614
------------------------------------------------------------------------------------------------------------------------
                Total current liabilities                                                         5,158            3,865

------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                       40,802           44,062
------------------------------------------------------------------------------------------------------------------------
                Total liabilities and stockholders' equity                                      $45,960          $47,927
=========================================================================================================================


BACKLOG SHIPMENT SCHEDULE:
-------------------------------------------------------------------------------------------------------
                4th Quarter 2003                                                                 $3,807
                1st Quarter 2004 and thereafter                                                      96
-------------------------------------------------------------------------------------------------------
                        Total backlog                                                            $3,903
=======================================================================================================